Exhibit 99.1


          ADDvantage Technologies Group Appoints Daniel O'Keefe
                       Chief Financial Officer

BROKEN ARROW, Oklahoma, March 6, 2006 - ADDvantage Technologies Group, Inc. (AMEX: AEY), announced today it has named Daniel E. O'Keefe, CPA, as vice president, chief financial officer (CFO) and chief accounting officer, effective March 6, 2006.

Mr. O'Keefe, 37, joins ADDvantage with approximately 15 years of experience in finance and accounting at the senior level. Most recently, he served as president of Interstate Express, Inc., a subsidiary of LinkAmerica Corp., from 2001-2005. Under Mr. O'Keefe's leadership, revenue for Interstate Express climbed to $30 million in 2005 from $13 million in 2001 with steady improvements in profitability. From 1997-2001, he was the corporate controller for LinkAmerica where revenues grew from $20 million to $30 million.

Mr. O'Keefe also served as a Senior Accountant for PricewaterhouseCoopers, where he was responsible for the preparation of financial statements, audit activities, management reports including recommendations for enhanced reporting systems and controls, and more, on behalf of numerous private and publicly traded companies. He graduated with a B.S. in accounting from the University of Kansas in 1990.

Ken Chymiak, President and Chief Executive Officer of ADDvantage Technologies Group, said, "We are pleased to have Dan join our executive management team. His strong background in business and finance will be a valuable resource as we continue to execute our growth strategy and maximize shareholder returns."

"I am excited to join ADDvantage Technologies as its chief financial officer," said Mr. O'Keefe. "My new role offers a great opportunity to join a fast growing and industry leading company. I am confident that ADDvantage's unique ability to rapidly supply a broad range of new and remanufactured CATV equipment strengthens its customer relationships and strategically positions the company for future performance."

As a result of Mr. O'Keefe's appointment, Ken Chymiak will no longer serve as CFO. Mr. O'Keefe will also replace James Brown who has been interim Chief Accounting Officer. Mr. Brown, who was also Vice President of Operations, has left the company to pursue other business interests.



About ADDvantage Technologies Group

ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of system-critical network equipment and hardware, and nationwide technical repair through its subsidiaries, Tulsat, Tulsat-Nebraska, NCS Industries, ComTech Services, Tulsat-Texas, Tulsat-Atlanta and Jones Broadband International.

The products ADDvantage offers are used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems. These products are sold to customers in the CATV industry who provide an array of communications services, including television, high-speed data (Internet) and telephony, to single-family homes, apartments and institutions such as hospitals, prisons, universities, schools, cruise ships and others. For more information, please visit the corporate web site at www.addvantagetech.com.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


For further information:                   KCSA Worldwide
Company Contact:                           Michael Cimini / Garth Russell
Ken Chymiak    (9l8) 25l-2887              (212) 896-1233 / (212) 896-1250
David Chymiak  (9l8) 25l-2887              mcimini@kcsa.com / grussell@kcsa.com